Exhibit 10.34

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

Contract

Development, production and exclusive delivery of HTS conductors and components for use in NMR/MRI and superconducting

magnet construction

between

Bruker BioSpin AG

Industriestr. 26

8117 Fällanden

SWITZERLAND

– hereinafter referred to as BRUKER-CH –

Bruker BioSpin SA

34, rue de l’industrie

67166 Wissembourg

FRANCE

– hereinafter referred to as BRUKER-FR –

as well as

Bruker BioSpin GmbH

Wikingerstrasse 13

76189 Karlsruhe

GERMANY

– hereinafter referred to as BRUKER-DE –

and

European High Temperature Superconductors GmbH & Co. KG

Ehrichstr. 10

63450 Hanau

– hereinafter referred to as EHTS –

Preamble

EHTS develops and manufactures high-temperature, superconducting strip conductors (HTS conductors) made of bismuth and YBCO. BRUKER-CH, BRUKER-FR and BRUKER-DE develop and manufacture magnets with superconducting wires, in particular for NMR, MRI, FTMS and laboratory applications, as well as HTS conductors having high current-carrying capability [**] that are needed for the construction of future superconducting magnets. BRUKER’s primary field of application is the high-field sector, where the current-carrying capacity of conventional, metallic low-temperature superconductors (LTS conductors) such as those, for example, based on Nb3Sn, significantly falls or disappears. Other applications include simpler magnets that are operated at higher temperatures, innovative HTS structures for NMR or MRI [**] that are cooled to low temperatures (cryoprobes) and [**] in cryomagnet construction. EHTS is expected to further develop and manufacture such HTS conductors and components, which are specially modified for BRUKER applications, for BRUKER-CH, BRUKER-FR and BRUKER-DE and to offer them exclusively for sale to these companies for a limited period of time for industry-specific NMR and ESR components and for the construction of NMR, ESR, FTMS and laboratory magnets.

The parties to the contract agree that the costs of the (further) development of the special HTS conductors and HTS components cannot be borne solely by EHTS and therefore agree to the financial participation specified below of the Bruker companies (BRUKER-CH, BRUKER-FR and BRUKER-DE) in the expansion of this product area at EHTS.

§ 1 Subject of the contract

(1)                      Within the framework of this contract, EHTS shall provide the following services:

i.                  Development of bismuth-2223 and YBCOcc strip conductors that meet the specifications required in Appendix 1 within the timeframe indicated in Appendix 1, along with the corresponding milestones.

ii.               Development of YBCO conductor structures [**] — in particular for NMR [**] — that meet the specifications required in Appendix 2. The development goal must be met within the timeframe indicated in Appendix 2, along with the corresponding milestones.

iii.            Delivery of non-insulated, solder-coated bismuth and/or YBCO strips for [**].

iv.           Guaranteed, exclusive industry-specific delivery of improved HTS conductors according to section (1) i for the construction of NMR, ESR, FTMS and laboratory magnets to BRUKER-DE, BRUKER-FR and BRUKER-CH. Unless the parties agree otherwise, the period of exclusivity of a conductor type shall end 36 months after the expiration of this contract or after the accepted delivery to BRUKER-CH, BRUKER-FR or BRUKER-DE of lengths of the HTS conductor in question sufficient for magnet construction, whichever occurs later.

v.              Guaranteed, exclusive delivery of HTS conductor structures according to section (1) ii to BRUKER-DE, BRUKER-FR and BRUKER-CH. Outside of the narrow range of [**] for NMR spectrometers, BRUKER-CH, BRUKER-FR and BRUKER-DE shall not unreasonably withhold consent for deliveries to third parties.

§ 2 Financial participation

(1)                      BRUKER-CH, BRUKER-FR and BRUKER-DE shall each make an annual financial contribution in the amount of EUR [**] (plus accruing statutory VAT, if any) to cover development costs and the costs to build a production facility at EHTS for coated YBCO strip conductors.

(2)                      BRUKER-CH, BRUKER-FR and BRUKER-DE shall make their financial contributions under § 2 para. (1) as subsidies over a period of two (2) years beginning July 2007 as follows:

a) a total of EUR 250,000.00 in equal parts for the months from July 2007 to December 2007;

b) a total of EUR 500,000.00 in equal parts for the months from January 2008 to December 2008;

c) a total of EUR 250,000.00 in equal parts for the months from January 2009 to June 2009;

in each instance plus accruing statutory VAT.

In each instance, the payments resulting from the above are to be made by BRUKER-CH, BRUKER-FR and BRUKER-DE as follows:

a) EUR 250,000.00 on December 31, 2007;

b) EUR 250,000.00 on June 30, 2008;

c) EUR 250,000.00 on December 31, 2008;

d) EUR 250,000.00 on June 30, 2009;

in each instance plus accruing statutory VAT.

(3)                      Payments arising from this contract shall be made to the EHTS account at:

[**]

(4)                      The subsidies to be paid by BRUKER-CH, BRUKER-FR and BRUKER-DE under § 2 para. (3) for the years 2007 and 2008 totaling EUR 750,000.00 shall be paid even if the desired development result, in particular the conductors specified in Appendix 1, cannot yet be technically realized. However, if the specifications are not achieved by, at the latest, January 1, 2009, the parties will discuss whether and how the contract can be amicably extended or stretched over time. If no agreement is reached in this regard, the contract shall end with effect from January 1, 2009 and there shall no longer be any obligation to make payments due after that date. Rights and obligations according to §1(1) Nos. iv and v as well as §§ 3 and 4 shall continue after the contract ends.

(5)                      The transfer prices for deliveries of HTS conductors to BRUKER-CH, BRUKER-FR and BRUKER-DE shall correspond to customary market prices. The proportionally assumed costs for the expansion of the product area under § 2 para. (1) shall not be included in the price calculation.

The parties to the contract shall view these costs as covered by the present agreement between the parties.

§ 3 Other agreements

(1)                      EHTS shall retain the rights to all results from the agreed development assignments and from the development generally, including the rights to patents applied for or granted for all countries. Patents or applications with EHTS inventors and one of the participating BRUKER companies shall be jointly owned by the companies involved. The parties shall amicably agree on shares and overall control.

(2)                      For each of the EHTS rights according to § 3(1), BRUKER-CH, BRUKER-FR and BRUKER-DE shall acquire a free, irrevocable, worldwide, non-exclusive right of use that cannot be transferred outside the group of Bruker BioSpin companies. This right of use shall be limited to applications in superconducting magnet construction and in magnetic resonance and does not entitle BRUKER-CH, BRUKER-FR and BRUKER-DE to use the rights outside this area.

(3)                      EHTS irrevocably guarantees delivery to BRUKER-CH, BRUKER-FR and BRUKER-DE of HTS conductors and conductor structures for applications in superconducting magnet construction and in magnetic resonance at customary market prices. However, should this delivery readiness or option no longer be permanently guaranteed, the limitations of non-transferability and to applications in superconducting magnet construction and magnetic resonance in §3(2) shall cease to apply.

(4)                      If it becomes clear that the reporting and/or performance deadlines cannot be met, EHTS must immediately inform the affected parties to the contract of the reasons for the delay. In case of the above, the parties shall make every effort to reach an agreement on an appropriate extension of the deadline.

§ 4 Confidentiality

The parties to the contract agree to treat confidentially all internal information mutually obtained within the framework of this contract and to not make it accessible to third parties.

§ 5 Liability/Guarantee

EHTS shall carry out all tasks incumbent upon it according to the contract with customary scientific care based on the latest science and technology developed by or known to it.

§ 6 Severability clause

Should one or more provisions of this contract be or become invalid, this shall not affect the validity of the contract and the parties to the contract shall replace the invalid provision(s) by provisions that most closely approximate the intent of the invalid provision. The parties shall make every effort to amicably resolve any disagreements that arise in connection with this contract or upon its execution.

§ 7 Place of jurisdiction

The place of jurisdiction for all disputes arising from this contract is Hanau. German law shall apply.

For BRUKER-CH:	/s/ Rene Jeker

Fällanden, August 8, 2007

For BRUKER-FR:

Wissembourg, July 26, 2007	/s/ Christian Brevard

For BRUKER-DE:	/s/ Gerhard Roth

Karlsruhe, July 25, 2007

For EHTS:	/s/ Klaus Schlenga

Hanau, July 25, 2007

Appendix 1:

Anhang1:  ETHS Target Specifications for Bruker BioSpin

[**]

Appendix 2:

Anhang 2:  Workplan/Milestones for [**] based in HTA-coated tapes

1. [**]	Oct 2007

Jan 2008

2. [**]	Dec 2007

Apr 2008

3. [**]	Dec 2007 –June 2008

4. [**]	Oct 2007 – Dec 2008

[initials]

BRUKER HTS GmbH

Prolongation „HTS Agreement”

Dear Dr. Jeker, Dr. Roth, Mr. Both, in summary of our reviews and discussions in 2009 regarding the HTS R&D contract “Entwicklung, Produktion und exklusive Lieferung von HTS-Leitern und Komponenten für die Verwendung in NMR/MRI und supraleitendem Magnetbau”, which was signed Aug. 08th, 2007, we would like to summarize our common understanding as follows:

•                  The target values for BSCCO milestone on Dec. 31st, 2008, numerated in attachment 1 of the contract, have been achieved with only one open question regarding the data quality for the n-values at T=30K

•                  The workplan/milestones for [**] based on HTS-coated tapes, numerated in attachment 2 of the contract, have been fulfilled.

•                  Bruker BioSpin AG (Switzerland) wishes to continue with further experiments regarding [**] based on HTS-coated tapes (expressed by email, dated March 13, 2009).

•                  The target values for YBCO milestone on Dec. 31st, 2008, numerated in attachment 1 of the HTS R&D contract, have been mainly achieved with two improvements needed regarding total thickness of PEEK insulation and critical current Ic [**].

•                  The remaining YBCO milestone on [**], regarding [**] has not yet been fulfilled.

•                  BSCCO tapes are no longer of strategic interest for Bruker BioSpin and Bruker HTS GmbH is free to pursue any decision regarding BSCCO production capacity.

•                  Based on this joint understanding of the status of achievements to date and the continued interest of the parties to meet the remaining YBCO development milestone, the parties agree to a prolongation of the HTS R&D contract until Sep. 30th, 2010.  This includes a postponement of the milestone for the YBCO [**] until Sep. 30th, 2010.

•                  In this prolongation period Bruker HTS GmbH will focus on long YBCOcc tapes which are a material of strategic interest for the magnet activities at Bruker BioSpin.

Hanau, Dec. 18, 2009	Karlsruhe, Dec. 22, 2009
Place, Date	Place, Date

[initials]

/s/ Dr. Klaus Schlenga	/s/ Dr. Gerhard Roth
Dr. Klaus Schlenga	Dr. Gerhard Roth
Bruker HTS GmbH Germany	Bruker BioSpin GmbH, Germany

Fallanden, 11/1/10	Wissenbowg, 22/12/09
Place, Date	Place, Date

/s/ Dr. Rene Jeker	/s/ Dr. Alexander Both
Dr. Rene Jeker	Dr. Alexander Both
Bruker BioSpin AG, Switzerland	Bruker BioSpin SA, France

[initials]

HTS Agreement-Amendment #2

December 31, 2010

In summary of our reviews and discussions in 2010 regarding the HTS R&D contracts “Entwicklung, Produktion und exklusive Lieferung von HTS —Leitern und Komponenten fur die Verwendung in NMR/MRI und supraleitendem Magnetbau”, which was signed August 8th, 2007, and the Prolongation HTS Agreement, which was signed on December 18th, 2009, we would like to summarize our common understanding as follows:

•                  HTS contract should be irrevocable and extended until December 31, 2012 with no additional funding from Bruker BioSpin GmbH, Germany, Bruker BioSpin AG, Switzerland, and Bruker BioSpin SA, France.  The payments received to date are non-refundable.

•                  Continue development efforts through December 31, 2012 to achieve the [**] YBCO [**] milestone.  If achievements are not met by December 31, 2012, the contract will be terminated on December 31, 2012 with no further development efforts on this project.

•                  exclusivity as given in the contract §1(iv) will start at the earlier date of immediately reaching the milestone or upon termination of the contract, (i.e. on January 1, 2013)

•                  All provisions of the original contracts are unchanged with the exception of the extended milestone noted above

Dec. 17, 2010 /s/ Dr. Klaus Schlenga
Bruker HTS GmbH, Germany

Dec. 20, 2010 /s/ Dr. Gerhard Roth
Bruker BioSpin GmbH, Germany

Jan. 11, 2011 /s/ Dr. Rene Jeker
Bruker BioSpin AG, Switzerland

Dec. 21, 2010 /s/ Dr. Alexander Both
Bruker BioSpin SA, France

[initials]